Exhibit 5.3

CONSENT OF QUALIFIED PERSON

To: NexGen Energy Ltd.

In connection with the Registration Statement on Form F-10 of NexGen Energy Ltd. (the “Registration Statement”), I, Mark B. Mathisen, C.P.G., hereby consent to the references in the Registration Statement to my name and to the inclusion or incorporation by reference in the Registration Statement of extracts from or summaries of sections for which I am responsible in the report entitled “Arrow Deposit, Rook I Project, Saskatchewan, NI 43-101 Technical Report on Feasibility Study”, with an effective date of February 22, 2021, and as amended and restated on March 10, 2021.

Date: December 1, 2023

/s/ Mark B. Mathisen
Mark B. Mathisen, C.P.G.